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                                                                      EXHIBIT 15


                                 PLACEMENT PLAN

                         OLD MUTUAL EQUITY GROWTH ASSETS
                                SOUTH AFRICA FUND

    WHEREAS, OLD MUTUAL EQUITY GROWTH ASSETS SOUTH AFRICA FUND, a business trust organized and existing under the laws of the Commonwealth of Massachusetts (the "Fund"), engages in business as an open-end management investment company and is or is to be registered as such under the United States Investment Company Act of 1940, as amended (the "1940 Act"); and

    WHEREAS, the Fund is authorized to issue an unlimited number of shares of beneficial interest ("Shares"); and

    WHEREAS, the Fund invests (or is to invest) all of its investable assets in the Old Mutual South Africa Equity Trust, a Massachusetts trust (the "Master Trust"); and

    WHEREAS, the trustees of the Fund as a whole, and the trustees who are not interested persons of the Fund (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Non-Interested Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its investors, have approved this Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto; and

    NOW, THEREFORE, the Fund hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

    1. Placement and Servicing Activities. Subject to the supervision of the trustees of the Fund, the Fund may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares, which activities may include, but are not limited to, the following: (a) employment of (i) S.G. Warburg & Co., Inc. ("Warburg") as placement agent to the Fund for the initial offering of Shares, (ii) Warburg and/or one or more other brokerage firms as placement agents for further offerings of Shares and (iii) International Finance Corporation as


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structuring agent to the Fund; (b) payments to the Fund's placement agents and structuring agent and to securities dealers and others in respect of the sale of Shares; (c) payments to the Fund's placement agents, structuring agent and other parties of reimbursement for or fees in respect of marketing expenses incurred in connection with the placement of Shares; (d) payment of compensation to and expenses of personnel (including personnel of organizations with which the Fund has entered into agreements related to this Plan) who engage in or support placement of Shares or who render investor support services not otherwise provided by the Fund's transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Fund, processing investor transactions, providing personal services and/or the maintenance of investor accounts, providing other investor liaison services, responding to investor inquiries, providing information on investments in Shares, and providing such other investor services as the Fund may reasonably request; (e) formulation and implementation of a private placement strategy for Shares in compliance with Regulation D under the United States securities laws; (f) preparation, printing and distribution of sales literature; (g) preparation, printing and distribution of private placement memoranda and statements of additional information and reports of the Fund for recipients other than existing investors in the Fund; and (h) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund may, from time to time, deem advisable. The Fund is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Shares, either directly or through other persons with which the Fund has entered into agreements related to this Plan.

    2. Maximum Expenditures. The expenditures to be made by the Fund pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the trustees of the Fund subject to the limitations of this Section 2. The Fund may reimburse Old Mutual Asset Managers (Bermuda) Limited, the investment adviser to the Master Trust (the "Adviser"), or another party for certain marketing expenses incurred (or advanced to Warburg or others) in the placement of Shares, provided the amount of such reimbursements in any year will not exceed 0.05% of the average daily net assets of the Fund for such year. The Fund may pay fees in connection with the placement of Shares as determined by the Trustees, provided such fees for any year shall not, together with any reimbursement of expenses under the next preceding sentence for such year, exceed 0.05% of the average daily net assets of the Fund for such year.


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    3. Term and Termination.

    (a) This Plan shall become effective as of the date the registration statement of the Fund is filed under the 1940 Act. Unless terminated as herein provided, this Plan shall continue in effect for one year from the date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the trustees of the Fund and (ii) the Non-Interested Trustees, cast at a meeting called for the purpose of voting on such approval.

    (b) This Plan may be terminated at any time by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act.

    4. Amendments. This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, with respect to which a material increase in the amount of expenditures is proposed, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

    5. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Fund shall be committed to the discretion of the disinterested trustees of the Fund (as defined in the 1940 Act).

    6. Quarterly Reports. The Treasurer of the Fund shall provide to the trustees of the Fund and the trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

    7. Recordkeeping. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

    8. Limitation of Liability. Any obligations of the Fund hereunder shall not be binding upon any of the trustees, officers or investors in the Fund personally, but shall bind only the assets and property of the Fund. The term "Old Mutual Equity Growth Assets South Africa Fund" means


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and refers to the trustees from time to time serving under the Declaration of
Trust of the Fund, a copy of which is on file with the Secretary of State of the Commonwealth of Massachusetts. This Plan has been authorized by the trustees, acting as such and not individually, and such authorization by such trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund as provided in the Declaration of Trust.